Exhibit 10.6
A. SCHULMAN, INC.
2006 INCENTIVE PLAN
INSTRUCTIONS FOR COMPLETING TIME-BASED AND PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR EMPLOYEES IN MEXICO, CANADA AND EUROPE
Code Sheet
The following codes are used in this Award Agreement and should be replaced using your computer’s “Replace” function.
VTA	Grantee’s name (all capital letters)

VTB	Grant Date (all capital letters)

Vtb	Grant Date (initial capital letters only)

Vtc	Person to contact for more information

Vtd	Contact’s telephone number, including area code

Vte	Date that is 30 days after the Grant Date (initial capital letters only)

Vtf	Number of Time-based Restricted Stock Units granted (insert only the number in Arabic numerals)

Vtg	Number of Performance-based Restricted Stock Units granted (insert only the number in Arabic numerals)

Vth	Contact’s street address

Vti	Contact’s city, state and zip code

A. SCHULMAN, INC.
2006 INCENTIVE PLAN
TIME-BASED AND PERFORMANCE-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT GRANTED TO VTA on VTB
A. Schulman, Inc. (“Company”) believes that its business interests are best served by extending to you an opportunity to earn additional compensation based on the growth of the Company’s business. To this end, the Company adopted, and its stockholders approved, the A. Schulman, Inc. 2006 Incentive Plan (“Plan”) as a means through which employees like you may share in the Company’s success. Capitalized terms that are not defined herein shall have the same meanings as in the Plan.
This Award Agreement describes many features of your Award and the terms and conditions of your Award. To ensure you fully understand these terms and conditions, you should:
•	Read the Plan carefully to ensure you understand how the Plan works;

•	Read this Award Agreement carefully to ensure you understand the nature of your Award and what you must do to earn it; and

•	Contact Vtc at Vtd if you have any questions about your Award.
Also, no later than Vte, you must return a signed copy of the Award Agreement to:
Vtc
A. Schulman, Inc.
Vth
Vti
Nature of Your Award
You have been granted Restricted Stock Units. Each Restricted Stock Unit represents the right to receive cash equal to the Fair Market Value of a Share subject to the terms and conditions of this Award Agreement and the Plan. The conditions affecting your Restricted Stock Units are described in this Award Agreement and the Plan, both of which you should read carefully.
Grant Date: Vtb.
Number of Restricted Stock Units: You have been granted Vtf Restricted Stock Units (“Time-based Restricted Stock Units”) and Vtg Restricted Stock Units (“Performance-based Restricted Stock Units”), subject to the terms and conditions of this Award Agreement and the Plan. The Time-based Restricted Stock Units and the Performance-based Restricted Stock Units are hereinafter referred to collectively as the “Restricted Stock Units.”

When Your Award Will Vest
Your Restricted Stock Units will be settled or will be forfeited depending on whether the applicable terms and conditions have been met.
[1]	Time-based Restricted Stock Units

Normal Time-based Vesting Date: Normally, subject to your continued employment with the Company or a Related Entity, your Time-based Restricted Stock Units will vest with respect to 33 1/3% of the Shares underlying such Time-based Restricted Stock Units on each of the first, second and third anniversaries of the Grant Date. For purposes of this Section [1], each 12-month period ending on an anniversary of the Grant Date shall be referred to as a “Vesting Year.”

However, your Time-based Restricted Stock Units may vest earlier in the circumstances described below.

How Your Time-based Restricted Stock Units Might Vest Earlier Than the Normal Time-based Vesting Date: Your Time-based Restricted Stock Units will immediately vest if there is a Change in Control.

How Your Termination Will Affect Your Time-based Restricted Stock Units: You may forfeit your Time-based Restricted Stock Units if you Terminate before the Normal Time-based Vesting Date, although this will depend on why you Terminate.
•	If you Terminate because of [a] death or [b] Disability, your Time-based Restricted Stock Units will fully vest on your Termination date.

•	If you Terminate because of Retirement and if the Committee agrees to treat your Termination as a Retirement, a prorata portion of your Time-based Restricted Stock Units will vest on your Retirement date equal to [1] the number of unvested Shares of Restricted Stock that would have become vested if you had remained employed through the end of the Vesting Year in which you Terminate, multiplied by [2] a fraction, the numerator of which is the number of whole months you were employed during such Vesting Year and the denominator of which is 12.

•	If you Terminate under any other circumstances, all of the Time-based Restricted Stock Units granted through this Award Agreement will be forfeited on your Termination date.
[2]	Performance-based Restricted Stock Units

Normal Performance-based Vesting Date: Except as otherwise provided in this Award Agreement:
[a] If the Company’s total shareholder return (as described below) for the Performance Period is below the 25th percentile (i.e., 75% of the companies perform better), all of your Performance-based Restricted Stock Units will be forfeited.
[b] If the Company’s total shareholder return for the Performance Period meets or exceeds the 25th percentile, but is below the 50th percentile, one-third of your Performance-based Restricted Stock Units will vest.
[c] If the Company’s total shareholder return for the Performance Period meets or exceeds the 50th percentile, but is below the 75th percentile, two-thirds of your Performance-based Restricted Stock Units will vest.
[d] If the Company’s total shareholder return for the Performance Period meets or exceeds the 75th percentile, all of your Performance-based Restricted Stock Units will vest.
“Total shareholder return” for the Performance Period is calculated by first taking the theoretical value of $100 invested in the Shares at the 30-day average price of the Shares as of the Grant Date (i.e., the average daily closing price over the 30-day period preceding the Grant Date) and the theoretical value of $100 invested with each of the peer group companies using the same 30-day average methodology as of the Grant Date. On the third anniversary of the Grant Date (the “Normal Performance-based Vesting Date”), the value of the Shares (using the average daily closing price over the 30 days preceding the Normal Performance-based Vesting Date and assuming all dividends are reinvested) is compared with the value of each of the peer group companies (using the same 30-day average methodology as of the Normal Performance-based Vesting Date and again assuming that all dividends are reinvested).
For purposes of the Performance-based Restricted Stock Units granted pursuant to this Award Agreement, the Performance Period is the period beginning on the Grant Date and ending on the third anniversary thereof.
However, your Performance-based Restricted Stock Units may vest earlier in the circumstances described below.
How Your Performance-based Restricted Stock Units Might Vest Earlier Than the Normal Performance-based Vesting Date: Your Performance-based Restricted Stock Units will immediately vest and all performance objectives will be deemed to have been met if there is a Change in Control.
How Your Termination Will Affect Your Performance-based Restricted Stock Units: You may forfeit your Performance-based Restricted Stock Units if you Terminate before the Normal Performance-based Vesting Date, although this will depend on why you Terminate.
[A] If you Terminate because of [i] death, [ii] Disability or [iii] after qualifying for Retirement if the Committee agrees to treat your Termination as a Retirement, a prorata portion of your Performance-based Restricted Stock Units granted through this Award Agreement will vest but only if the performance criteria described above are actually met at the Normal Performance-based Vesting Date:

Number of Performance-based Restricted Stock Units that would have vested if you had not Terminated before the Normal Performance-based Vesting Date	X	the number of whole months between the Grant Date and your Termination date
36
If those performance criteria are not met, all of your Performance-based Restricted Stock Units will be forfeited.
[B] If you Terminate under any other circumstances, all of the Performance-based Restricted Stock Units granted through this Award Agreement will be forfeited.
Settling Your Award
Your vested Restricted Stock Units will be settled within 60 days following the applicable vesting date for a cash payment equal to the whole number of vested Restricted Stock Units to be settled, multiplied by the Fair Market Value of a Share on the applicable settlement date. All Restricted Stock Units relating to fractional Shares will be cancelled without any consideration.
Other Rules Affecting Your Award
Rights During the Restriction and Performance Periods:
[1] During the Restriction Period or Performance Period, as applicable, you will have no voting rights with respect to the Shares underlying your Restricted Stock Units.
[2] You shall be entitled to receive any cash dividends that are declared and paid during the Restriction Period with respect to the Shares underlying your Time-based Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement. If a cash dividend is declared and paid during the Restriction Period on Shares underlying your Time-based Restricted Stock Units, you will be deemed to have been credited with a cash amount equal to the product of [a] the number of Time-based Restricted Stock Units that have not been settled or forfeited as of the dividend payment date, multiplied by [b] the amount of the cash dividend per Share. Such amount shall be subject to the same terms and conditions as your Time-based Restricted Stock Units and shall vest and be settled in cash if, when and to the extent the related Time-based Restricted Stock Units vest and are settled. In the event a Time-based Restricted Stock Unit is forfeited under this Award Agreement, the related dividends will also be forfeited.
[3] You shall be entitled to receive any cash dividends that are declared and paid during the Performance Period with respect to the Shares underlying two-thirds of your Performance-based Restricted Stock Units (the “Target Units”), subject to the terms and conditions of the Plan and this Award Agreement. If a cash dividend is declared and paid during the Performance Period on the Shares underlying the Target Units, you will be deemed to have been credited with a cash amount equal to the product of [a] the number of Target Units that have not been settled or forfeited as of the dividend payment date, multiplied by [b] the amount of the cash dividend paid per Share. Such amount shall be subject to the same terms and conditions as the related Target Units and shall vest and be settled in cash if, when and to the extent the related Target Units vest and are settled. In the event a Target Unit is forfeited under this Award Agreement, the related dividends will also be forfeited.
Beneficiary Designation: You may name a beneficiary or beneficiaries to receive any Restricted Stock Units and any other right under the Plan that is unexercised or unsettled at your death. To do so, you must complete a new beneficiary designation form by contacting Vtc at Vtd or the address below. If you die without completing a beneficiary designation form or if you do not complete that form correctly, your beneficiary will be your surviving spouse or, if you do not have a surviving spouse, your estate.
Tax Withholding: Applicable withholding taxes must be withheld with respect to your Award. These taxes may be paid in one of several ways. They are:
•	By the Company withholding this amount from other amounts owed to you (e.g., from your salary);

•	By giving the Company a check (payable to “A. Schulman, Inc.”) in an amount equal to the taxes that must be withheld; or

•	By having the Company withhold a portion of the cash payment that otherwise would be distributed to you equal to the taxes that must be withheld.
You must choose the approach you prefer before the Restricted Stock Units are settled, although the Company may reject your preferred method for any reason (or for no reason). If this happens or if you do not choose a method within 30 days of the applicable settlement date, the Company will specify (from among the alternatives just listed) how these taxes are to be paid.
Transferring Your Restricted Stock Units: Normally, your Restricted Stock Units may not be transferred to another person. However, as described above, you may complete a beneficiary designation form to name the person to receive any Restricted Stock Units that are settled after you die. Also, the Committee may allow you to transfer your Restricted Stock Units to certain Permissible Transferees, including a trust established for your benefit or the benefit of your family. Contact Vtc at the address or number given below if you are interested in doing this.
Governing Law: This Award Agreement will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio, except to the extent that the Delaware General Corporation Law is mandatorily applicable.
Other Agreements: Also, your Restricted Stock Units will be subject to the terms of any other written agreements between you and the Company or a Related Entity to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement.

Adjustments to Your Restricted Stock Units: Subject to the terms of the Plan, your Award will be adjusted, if appropriate, to reflect any change to the Company’s capital structure (e.g., the number of your Restricted Stock Units will be adjusted to reflect a stock split).
Other Rules: Your Restricted Stock Units also are subject to more rules described in the Plan. You should read the Plan carefully to ensure you fully understand all the terms and conditions of this Award.
*****
You may contact Vtc at the address or number given below if you have any questions about your Award or this Award Agreement.
*****

Your Acknowledgment of Award Conditions
Note: You must sign and return a copy of this Award Agreement to Vtc at the address given below no later than Vte.
By signing below, I acknowledge and agree that:
•	A copy of the Plan has been made available to me;

•	I understand and accept the conditions placed on my Award and understand what I must do to earn my Award;

•	I will consent (in my own behalf and in behalf of my beneficiaries and without any further consideration) to any change to my Award or this Award Agreement to avoid paying penalties under Section 409A of the Code, even if those changes affect the terms of my Award and reduce its value or potential value; and

•	I must return a signed copy of this Award Agreement to the address shown below by Vte.

VTA	A. SCHULMAN, INC.
By:
(signature)

Date signed:	Date signed:

A signed copy of this Award Agreement must be sent to the following address no later than Vte:
Vtc
A. Schulman, Inc.
Vth
Vti
Vtd